Exhibit 3(a)
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
(With Amendments)
OF
SOUTHSIDE BANCSHARES, INC.

 Pursuant to the Texas Business Corporation Act, Southside Bancshares, Inc., a Texas corporation (the “Corporation”), hereby adopts these Amended and Restated Articles of Incorporation (the “Restated Articles”), which accurately reflect the original Articles of Incorporation and any amendments thereto (collectively, the “Original Articles”) and as further amended by such Restated Articles as hereinafter set forth and which contain no other change in any provision thereof:

1.           The name of the Corporation is Southside Bancshares, Inc.

2.           Article Four of the Original Articles is amended in its entirety to read as set forth in Article Four of the Restated Articles.

3.           The amendment described in Paragraph 2 above to the Original Articles was proposed by the Board of Directors of the Corporation and recommended to the shareholders and the number of votes cast for the amendment by the shareholders was sufficient for approval of the amendment, in conformity with the provisions of the Texas Business Corporation Act and the Original Articles and Bylaws of the Corporation.

4.           The following Restated Articles accurately copy the Original Articles and as further amended by the Restated Articles and contain no other change in any provision thereof and such Restated Articles supersede the Original Articles:

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AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SOUTHSIDE BANCSHARES, INC.

ARTICLE ONE

The name of the Corporation is Southside Bancshares, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the Corporation is organized are:

(a)    To engage in the acquisition and ownership of equity or debt securities of national or state banks; the acquisition and ownership of equity or debt securities of other corporations, and the conduct of such other businesses as will not be in violation of any state or national laws, including banking laws, or rules or regulations promulgated from time to time thereunder; and

(b)    To engage in all other lawful acts or activities for which corporations may be organized under the laws of the State of Texas.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation shall have authority to issue is 40,000,000 shares of common stock, $1.25 par value per share.

ARTICLE FIVE

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $1,000.00.

ARTICLE SIX

The shareholders of the Corporation shall not be entitled to cumulate their votes in the election of directors.

ARTICLE SEVEN

The shareholders of the Corporation shall not have preemptive rights.

ARTICLE EIGHT

The Corporation, at the option of the board of Director, may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor, and to any further extent that may be allowed by law.

ARTICLE NINE

No contract or other transaction between the Corporation and one or more of its Directors, officers, or securityholders or between the Corporation and another corporation, partnership, joint venture, trust or other enterprise of which one or more of the Corporation's Directors, officers or securityholders are members, officers, securityholders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such director, officer or securityholder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if (a) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or committee thereof, and such Board or committee in good faith authorizes the contract or other transaction by the affirmative votes of a majority of the disinterested Directors even though the disinterested Directors be less than a quorum; or (b) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other transaction is specifically approved in good faith by vote of the shareholders; or (c) the contract or other transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the shareholders.

ARTICLE TEN

The address of its Registered Office is 1201 Beckham, Tyler, Texas 75710, and the name of its Registered Agent at such address is B. G. Hartley.

ARTICLE ELEVEN

The number of Directors shall be set at ten (10) until changed in the manner provided in the By-Laws of the Corporation, except that no such change shall shorten the term of an incumbent director. The Directors shall be classified with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1993, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1994, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1995, with the members of each class to hold office until their successors are elected and qualified, until his death or retirement or until he shall resign or be removed in the manner provided in the By-Laws. In any such event, such director's successor shall become a member of the same class of directors as his predecessor.

The names of the current directors are listed below and the address of each of the directors is 1201 South Beckham Avenue, Tyler, Texas 75701.

Herbert C. Buie	B. G. Hartley
Alton Cade	Melvin B. Lovelady
Sam Dawson	Joe Norton
Robbie N. Edmonson	Paul W. Powell
John R. Garrett	William Sheehy

ARTICLE TWELVE

The name and address of the Incorporator is Gary F. Kissiah, 1400 United Bank Tower, 400 West 15th Street, Austin, Texas 78701.

ARTICLE THIRTEEN

To the fullest extent permitted by Texas statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the Corporation shall not be liable to the Corporation or its shareholders for any act or omission in such director's capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of these Articles of Incorporation inconsistent with this Article, by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation or its shareholders of a director of the Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

[Signatures on following page]

EXECUTED this 17th day of April, 2009.

SOUTHSIDE BANCSHARES, INC.

By:   /s/  B G. Hartley
B.G. Hartley
Chief Executive Officer

/s/ Sam Dawson
Sam Dawson, Secretary

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